Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2018 RESULTS

Higher earnings, within guidance, on sales growth
and margin expansion in the Americas and Europe

PERRYSBURG, Ohio (April 23, 2018) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ended March 31, 2018.

“This quarter marks the company’s ninth consecutive quarter of higher earnings year-over-year,” said Andres Lopez, CEO. “We delivered strong performance in-line with our guidance, while executing the planned, finite investments in asset stability.  This reflects our focus and commitment to delivering on our strategic initiatives, including programs aimed at improving the customer experience, shifting to higher-value segments, becoming more cost-competitive, leveraging technology and simplifying our organization.”

“Our European and Americas regions delivered particularly strong sales and margin expansion in the first quarter.  We continue to be positive about our 2018 outlook,” said Lopez.  “Our teams are aligned and energized like never before, executing with rigor and discipline.  This, combined with our balanced capital allocation strategy, is expected to create significant value for our shareholders for years to come.”

Highlights

•                  For the first quarter 2018, the Company recorded earnings from continuing operations of $0.59 per share (diluted). This was on the upper end of management guidance of $0.55 to $0.60 per share.

•                  Net sales were $1.7 billion, an increase of nearly 8 percent compared to the prior year, due to higher prices and favorable currency translation. Total glass container shipments in the first quarter of 2018 were comparable to the prior year quarter, with low-single-digit gains reported in the Americas.

•                  Earnings from continuing operations before income taxes were $135 million, compared with $73 million in the prior year, driven by solid operational performance and non-recurrence of certain expenses in the prior year.

•                  Segment operating profit(1) of reportable segments for the first quarter 2018 was $224 million, an increase of 3 percent compared with prior year. Solid gains were reported in the Americas and Europe. As expected, Asia Pacific reported lower segment operating profit, mainly reflecting temporary higher costs associated with asset improvements.

(1)  Segment operating profit of reportable segments (“segment operating profit”) is a non-GAAP financial measure. See tables included in this release for a reconciliation to the most directly comparable GAAP measures.

•                  Strategic initiatives in commercial programs and end-to-end supply chain management generated benefits as planned. Total systems cost improvements were broad based across key cost categories.

•                  The Company repurchased 2 million shares in the quarter.  The impact on earnings per share in the quarter was de minimis because most of the shares were repurchased near quarter end.  The Company is on track to repurchase approximately $100 million in shares for the full year 2018.

•                  The Company is maintaining its full year guidance.  In 2018, the Company expects to deliver higher earnings from continuing operations mainly driven by higher segment operating profit. Earnings from continuing operations, and adjusted earnings, are expected to be in the range of $2.75 to $2.85 per share, which compares favorably with adjusted earnings of $2.65 per share in 2017. Cash provided by continuing operating activities is expected to be approximately $800 million, whereas adjusted free cash flow(2) for the year 2018 is expected to be approximately $400 million.

First Quarter 2018 Results

The Company consolidated the North America and Latin America segments into one segment, named the Americas, to better leverage critical resources and competencies across a larger geography, to replicate best practices and to reduce costs.

First quarter 2018 net sales were $1.7 billion, up $121 million from prior year, an increase of nearly 8 percent. Prices were 2 percent higher on a global basis, mainly due to price adjustment formulas and a constructive environment in Europe. Favorable foreign currency translation benefited net sales by $99 million, primarily due to a stronger Euro. In line with guidance for the quarter, total glass container shipments were comparable with the prior year.

In the Americas, shipments increased nearly 2 percent compared to the prior year period, driven primarily by higher shipments to food and alcoholic beverage customers. Consistent with the past several quarters, year-over-year shipments in Brazil recovered strongly. However, in the U.S., solid growth in food and non-alcoholic beverages were more than offset by a decline in alcoholic beverages, which is largely due to ongoing trends in megabeer. The Company is well positioned to benefit, however, from U.S. beer imports, as evidenced by strong volume growth in the joint venture with CBI(3), which has successfully ramped up its fourth furnace.

In Europe, sales volumes continue to be robust. Shipments in first quarter 2018 were essentially on par with the strong comparable in the prior year and are 4 percent higher than 2016.  Asia Pacific shipments declined, partially driven by the timing of returnable float replenishment in Southeast Asia.

Segment operating profit was $224 million in the first quarter 2018, compared with $218 million in the prior year, an improvement of 3 percent, and the ratio of earnings from continuing operations before income taxes to net sales increased substantially.

(2)  Adjusted free cash flow is defined as cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments.

(3)   For clarity, shipments by the joint venture with CBI are not counted as shipments by the Company.

•                  The Americas posted segment operating profit of $147 million, up 6 percent compared with prior year, and segment operating profit margins expanded 20 basis points.  The aforementioned increase in sales volume contributed to the gain. Selling prices were modestly higher than cost inflation, largely driven by a catch up in prior year inflationary pressures.  The region continues to benefit from Total Systems Cost efforts.

•                  In Europe, segment operating profit was $72 million, up more than 20 percent, and segment operating profit margins improved a healthy 60 basis points. Favorable price-cost spread, cost savings from the closure of a plant in the Netherlands in 2017, the stronger Euro, and on-going benefits of Total Systems Cost efforts were the primary drivers.

•                  Since the fourth quarter of 2017, Asia Pacific has been executing planned asset improvements to upgrade the reliability and flexibility of its footprint to meet rising customer demand. Due to lower production volume, higher maintenance and supply chain costs, Asia Pacific reported segment operating profit of $5 million in the first quarter of 2018, which was substantially below the prior year. As these discrete asset improvement projects finish, the region’s cost structure is expected to substantially improve in the second half of 2018 and beyond.

Consistent with management guidance for the first quarter 2018, non-operational costs partially offset improved operating performance.

•                  Retained corporate and other costs were essentially on par with prior year.

•                  Net interest expense in the quarter was $62 million compared with $78 million for the first quarter 2017. Excluding the $17 million charge in the first quarter of 2017 related to debt redeemed prior to its maturity, net interest expense was $61 million in the prior year. The Company has benefited from deleveraging and a solid proportion of exposure to Euribor, which has been stable, relative to rising Libor rates in the U.S.

The Company has successfully launched its $400 million share repurchase program. In the first quarter of 2018, the Company repurchased 2 million shares for approximately $45 million. The Company anticipates repurchasing approximately $100 million in shares in 2018.

2018 Outlook

The Company is maintaining its annual guidance for earnings and cash flow.

The Company expects earnings from continuing operations, and adjusted earnings, for the full year 2018 to be in the range of $2.75 to $2.85 per share, which compares favorably with adjusted earnings of $2.65 per share in 2017. The midpoint of this range represents more than a 10 percent compounded annual growth rate in adjusted earnings per share since 2015.

The Company expects earnings from continuing operations, and adjusted earnings, for the second quarter of 2018 to be approximately $0.75 per share. Solid improvement in on-going business operations are expected to be essentially offset by investments in assets and, new technology developments as well as a higher tax expense, compared with prior year.

The Company expects cash provided by continuing operating activities for 2018 to be approximately $800 million and adjusted free cash flow to be approximately $400 million.

The earnings and cash flow guidance ranges are consistent with targets conveyed by senior management during Investor Day in early 2016. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was enacted in the U.S. The Act reduces the U.S. federal corporate tax rate from 35 percent to 21 percent, and requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. Presently, no substantive impact on the Company’s adjusted earnings or cash taxes is expected in 2018 as a result of the Act.

Conference Call Scheduled for Apr. 24, 2018

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, Apr. 24, 2018, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on Apr. 24. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2018 earnings conference call is currently scheduled for Tuesday, July 24, 2018, at 8:00 a.m. EDT.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.9 billion in 2017 and employs more than 26,500 people at 78 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity. Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions,  disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to asbestos-related claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2018	2017

Net sales	$1,736	$1,615
Cost of goods sold	(1,417)	(1,300)

Gross profit	319	315

Selling and administrative expense	(126)	(119)
Research, development and engineering expense	(16)	(15)
Interest expense, net	(62)	(78)
Equity earnings	17	15
Other income (expense), net	3	(45)

Earnings from continuing operations before income taxes	135	73

Provision for income taxes	(32)	(20)

Earnings from continuing operations	103	53

Loss from discontinued operations

Net earnings	103	53

Net earnings attributable to noncontrolling interests	(5)	(4)

Net earnings attributable to the Company	$98	$49

Amounts attributable to the Company:
Earnings from continuing operations	$98	$49
Loss from discontinued operations
Net earnings	$98	$49

Basic earnings per share:
Earnings from continuing operations	$0.60	$0.30
Loss from discontinued operations
Net earnings	$0.60	$0.30

Weighted average shares outstanding (thousands)	162,919	162,388

Diluted earnings per share:
Earnings from continuing operations	$0.59	$0.30
Loss from discontinued operations
Net earnings	$0.59	$0.30

Diluted average shares (thousands)	165,186	163,840

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2018	2017	2017
Assets
Current assets:
Cash and cash equivalents	$418	$492	$312
Trade receivables, net	1,045	663	844
Inventories	1,065	1,036	1,051
Prepaid expenses and other current assets	240	229	212
Total current assets	2,768	2,420	2,419

Property, plant and equipment, net	3,190	3,131	2,926
Goodwill	2,649	2,590	2,524
Intangibles, net	452	439	485
Other assets	1,222	1,176	1,105

Total assets	$10,281	$9,756	$9,459

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,115	$1,324	$1,017
Short-term loans and long-term debt due within one year	194	162	196
Current portion of asbestos-related liabilities	100	100	115
Other liabilities	554	579	531
Other liabilities - discontinued operations	115	115
Total current liabilities	2,078	2,280	1,859

Long-term debt	5,640	5,121	5,431
Asbestos-related liabilities	475	482	565
Other long-term liabilities	969	946	988
Share owners’ equity	1,119	927	616

Total liabilities and share owners’ equity	$10,281	$9,756	$9,459

OWENS-ILLINOIS, INC.
Condensed Consolidated Cash Flow
(Dollars in millions)

	Three months ended March 31
Unaudited	2018	2017
Cash flows from operating activities:
Net earnings	$103	$53
Loss from discontinued operations	—	—
Non-cash charges
Depreciation and amortization	131	127
Pension expense	10	7
Restructuring, asset impairment and related charges		38
Cash payments
Pension contributions	(10)	(14)
Asbestos-related payments	(7)	(12)
Cash paid for restructuring activities	(6)	(8)
Change in components of working capital	(622)	(542)
Other, net (a)	31	14
Cash utilized in operating activities	(370)	(337)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(142)	(98)
Acquisitions, net of cash acquired	(26)	(17)
Net cash proceeds on disposal of assets	7
Other, net	1	1
Cash utilized in investing activities	(160)	(114)

Cash flows from financing activities:
Changes in borrowings, net	488	273
Treasury shares repurchased	(45)
Payment of finance fees		(19)
Issuance of common stock and other		3
Cash provided by financing activities	443	257
Effect of exchange rate fluctuations on cash	13	14
Change in cash	(74)	(180)
Cash at beginning of period	492	492
Cash at end of period	$418	$312

(a)                                 Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.
Reportable Segment Information
(Dollars in millions)

	Three months ended March 31
Unaudited	2018	2017
Net sales:
Americas (d):	$908	$869
Europe	643	554
Asia Pacific	173	173

Reportable segment totals	1,724	1,596

Other	12	19
Net sales	$1,736	$1,615

Segment operating profit (a):

Americas (d):	$147	$139
Europe	72	59
Asia Pacific	5	20

Reportable segment totals	224	218

Items excluded from segment operating profit:
Retained corporate costs and other	(27)	(28)
Items not considered representative of ongoing operations (b)		(39)

Interest expense, net	(62)	(78)
Earnings from continuing operations before income taxes	$135	$73

Ratio of earnings from continuing operations before income taxes to net sales	7.8%	4.5%

Segment operating profit margin (c):

Americas	16.2%	16.0%
Europe	11.2%	10.6%
Asia Pacific	2.9%	11.6%
Reportable segment margin totals	13.0%	13.7%

(a)                                 Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)                                 Reference reconciliation to adjusted earnings and constant currency.

(c)                                  Segment operating profit margin is segment operating profit divided by segment net sales.

(d)                                 Beginning in the first quarter of 2018, to better leverage its scale and presence across a larger geography and market, and to reduce administrative costs, the Company consolidated the former North America and Latin America segments into one segment named the Americas.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 1Q17	$869	$554	$173	$1,596
Effects of changing foreign currency rates (a)	8	87	4	99
Price	22	3	3	28
Sales volume & mix	9	(1)	(7)	1
Total reconciling items	39	89	—	128
Net sales for reportable segments- 1Q18	$908	$643	$173	$1,724

	Americas	Europe	Asia Pacific	Total
Segment operating profit - 1Q17	$139	$59	$20	$218
Effects of changing foreign currency rates (a)	(2)	10		8
Price	22	3	3	28
Sales volume & mix	5		(2)	3
Operating costs	(17)		(16)	(33)
Total reconciling items	8	13	(15)	6
Segment operating profit - 1Q18	$147	$72	$5	$224

(a)                                 Currency effect on net sales and segment operating profit determined by using 2018 foreign currency exchange rates to translate 2017 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
Unaudited	2018	2017

Earnings from continuing operations attributable to the Company	$98	$49
Items impacting other expense, net:
Restructuring, asset impairment and other charges		39
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		17
Items impacting income tax:
Net benefit for income tax on items above		(9)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(1)
Total adjusting items (non-GAAP)	$—	$46

Adjusted earnings (non-GAAP)	$98	$95

Diluted average shares (thousands)	165,186	163,840

Earnings per share from continuing operations (diluted)	$0.59	$0.30
Adjusted earnings per share (non-GAAP)	$0.59	$0.58

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY18

(Dollars in millions, except per share amounts)

	Current Guidance
	Forecast for Three	Forecast for Year Ended December 31, 2018
Unaudited	Months Ended June 30, 2018	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$124	$454	to	$470
Items management considers not representative of ongoing operations:
None(a)
Total adjusting items (non-GAAP)	$—	$—		$—

Adjusted earnings (non-GAAP)	$124	$454	to	$470

Diluted average shares (thousands)	165,000	165,000		165,000

Earnings per share from continuing operations (diluted)	$0.75	$2.75	to	$2.85
Adjusted earnings per share (non-GAAP)	$0.75	$2.75	to	$2.85

(a)                                 At this time, management has not identified any expected items in 2018 that are not representative of ongoing operations.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

	2018
Unaudited	Forecast	2017	2016	2015

Cash provided by continuing operating activities	$800	$724	$758	$612
Additions to property, plant and equipment	(500)	(441)	(454)	(402)
Asbestos-related payments	100	110	125	138
Adjusted free cash flow (non-GAAP)	$400	$393	$429	$348

Cash utilized in investing activities	(a)	$(351)	$(417)	$(2,748)

Cash provided by (utilized in) financing activities	(a)	$(392)	$(228)	$2,057

(a)                                 Forecasted amounts for full year 2018 are not determinable at this time.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31				Three months ended June 30	Year ended December 31
Unaudited	2018	2017	2016	2015	2017	2017

Earnings from continuing operations attributable to the Company	$98	$49	$68	$71	$140	$183
Items impacting cost of good sold:
Pension settlement charges						200
Items impacting selling and administrative expense:
Pension settlement charges						18
Items impacting other expense, net:
Restructuring, asset impairment and other charges		39	19		10	77
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government			(7)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		17				18
Items impacting income tax:
Net benefit for income tax on items above		(9)	(4)		(4)	(27)
Tax benefit recorded for certain tax adjustments					(20)	(29)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(1)	2		(3)	(3)
Total adjusting items (non-GAAP)	$—	$46	$10	$—	$(17)	$254

Adjusted earnings (non-GAAP)	$98	$95	$78	$71	$123	$437

Diluted average shares (thousands)	165,186	163,840	161,793	163,287	164,482	164,647

Earnings per share from continuing operations (diluted)	$0.59	$0.30	$0.42	$0.44	$0.85	$1.11
Adjusted earnings per share (non-GAAP)	$0.59	$0.58	$0.48	$0.44	$0.75	$2.65